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                                                                    EXHIBIT 12.1

        STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                          PREDECESSOR                           PLAINS ALL AMERICAN PIPELINE
                                -------------------------------   -------------------------------------------------------
                                                                     NOVEMBER 23,
                                   YEAR ENDED     JANUARY 1 TO         1998 TO            YEAR ENDED         SIX MONTHS
                                  DECEMBER 31,    NOVEMBER 22,       DECEMBER 31,        DECEMBER 31,      ENDED JUNE 30,
                                ---------------   ------------       ------------      ----------------    --------------
                                 1996    1997        1998                1998            1999      2000         2001
                                ------  ------      ------              ------          ------    ------       ------
EARNINGS
 Income from Continuing
  Operations                      1,948   3,408      6,888              1,777        (101,815)   92,649       19,574
 Fixed Charges                    3,659   4,635     11,949              1,496          25,974    33,283       17,259
                                  -----   -----     ------              -----        --------   -------       ------

  Total Earnings                  5,607   8,043     18,837              3,273         (75,841)  125,932       36,833
                                  =====   =====     ======              =====        ========   =======       ======

FIXED CHARGES
 Interest Expense                 3,559   4,516     11,260              1,371          21,139    28,691       14,707
 Amortization of Debt Expense         -       -        568                114           2,201     2,051        1,283
 Rental Interest Factor             100     119        121                 11           2,634     2,541        1,269
                                  -----   -----     ------              -----        --------   -------       ------
  Total Fixed Charges             3,659   4,635     11,949              1,496          25,974    33,283       17,259
                                  =====   =====     ======              =====        ========   =======       ======
RATIO:  EARNINGS/FIXED
 CHARGES (1)                       1.53x   1.74x      1.58x              2.19x             -       3.78x        2.13x
                                  =====   =====     ======              =====        ========   =======       ======
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FOOTNOTE:

(1) In 1999, available earnings failed to cover fixed charges by $101.8 million.
Included in the earnings for 1999 was $166.4 million in unauthorized trading losses, a $16.5 million gain on the sale of linefill and restructuring expenses of $1.4 million. Income from continuing operations before extraordinary items used to calculate the ratio of earnings to fixed charges for the year ended
December 31, 2000 includes a gain on sale of assets of $48.2 million.